Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NATUREWELL, INCORPORATED", CHANGING ITS NAME FROM "NATUREWELL, INCORPORATED" TO "BRAZIL INTERACTIVE MEDIA, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF MAY, A.D. 2013, AT 9:44 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

3435846 8100

130592678

AUTHENTICATION: 0437719

DATE: 05-16-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:44 AM 05/16/2013
FILED 09:44 AM 05/16/2013
SRV 130592678 - 3435846 FILE

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NATUREWELL, INCORPORATED

The undersigned, Themistocles Psomiadis, hereby certifies that:

1. He is the duly appointed Chief Executive Officer of NatureWell, Incorporated, a Delaware corporation (the "*Corporation*").

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 24, 2001 under the name "NatureWell, Incorporated", and a restated Certificate of Incorporation was filed the Secretary of State of the State of Delaware on April 20, 2006.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment (the "*Certificate of Amendment*") to the Certificate of Incorporation, as amended and restated (the "*Restated Certificate*"), further amends and restates the provisions of the Restated Certificate.

4. The terms and provisions of this Certificate of Amendment to the Restated Certificate have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the General Corporation Law of the State of Delaware.

5. Article First is deleted in its entirety and substituted by the following: "The name of the Corporation is Brazil Interactive Media, Inc.

6. Article Fourth is deleted in its entirety and substituted by the following:

"At the initial date and time of the effectiveness of this Certificate of Amendment (the "Reverse Split Effective Time"), the following recapitalization (the "Reverse Stock Split") shall occur: each 8,484 shares of Common Stock of the Corporation issued and outstanding immediately prior to the Reverse Split Effective Time shall be exchanged and combined into one share of Common Stock.

The Reverse Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share on a certificate-by-certificate basis. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock (as defined below) affected thereby. All rights, preferences and privileges of the Common Stock have been adjusted to reflect the Reverse Stock Split (that is, all numeric references and other provisions included in this Certificate of Amendment have already given effect to, and no further adjustment shall be made on account of, the Reverse Stock Split).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation, after giving effect to the Stock Split and the Reverse Stock Split.

The Corporation shall be authorized to issue two classes of stock consisting of 100,000,000 shares of Common Stock, par value $0.00001 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

The number of authorized shares of stock of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242 (b)(2) of the General Corporation Law of the State of Delaware. The Preferred Stock shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares as adopted by the Board of Directors; the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series, the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, the redemption price or prices for the particular series, the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for subsequent adjustment of such conversion rights, the rights, if any, of the particular series to participate in distributions or payments upon liquidation, dissolution or winding up of the corporation, and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein."

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation on May 15, 2013.

By: /s/ Themistocles Psomiadis

Name: Themistocles Psomiadis
Title: Chief Executive Officer